Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2022, relating to the financial statements of Sonder Holdings Inc. (f/k/a Gores Metropoulos II, Inc.) which appears in the entity’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ WithumSmith+Brown, PC

New York, New York
March 28, 2022